Exhibit 17.01

ALVIN HAO

c/o Solis Tek Inc.

853 Sandhill Avenue

Carson, California 90746

August 22, 2018

Solis Tek Inc.

853 Sandhill Avenue

Carson, California 90746

Attn: Alan Lien

Re:	Resignation

Dear Alan,

Effective immediately, I hereby resign as a member of the Board of Directors of Solis Tek Inc. (“Solis Tek”). I shall continue to serve Solis Tek in my position as Executive Vice President.

Sincerely,

/s/ ALVIN HAO
Alvin Hao